Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Old National Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Debt	Debt Securities	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Equity	Preferred Stock	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Equity	Depositary Shares (2)	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Equity	Common Stock	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Other	Warrants (3)	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Other	Purchase Contracts (4)	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Other	Units (5)	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	Rule 457(p)	268,000,000		268,000,000			S-3ASR	333-238986	June 5, 2020	$40,426
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	An indeterminate aggregate initial offering price or principal amount or number of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. No separate consideration will be received for securities issued pursuant to anti-dilution provisions. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, Old National Bancorp (“Old National) is deferring payment of all of the registration fee.

(2)	In the event that Old National elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Shares, evidenced by depositary receipts issued pursuant to a deposit agreement, will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the depositary under such agreement.

(3)	An indeterminate number of Warrants representing rights to receive an amount of cash or number of securities that will be determined and as may be sold, from time to time is being registered hereunder. Includes Warrants which may be purchased by underwriters to cover over-allotments, if any.

(4)	The Purchase Contracts may require the holder thereof to purchase or sell Debt Securities, Preferred Stock, Depositary Shares or Common Stock of Old National.

(5)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Each unit will be issued under a unit agreement.

(6)	Pursuant to 457(p) under the Securities Act, Old National is carrying over $40,426 in previously paid fees, representing the unutilized portion of the $88,690 of the filing fee paid with respect to unsold securities initially registered by Old National pursuant to Registration Statement No. 333-118374 initially filed on August 19, 2004 (as carried forward pursuant to Registration Statement No. 333-151499 filed on June 6, 2008, Registration No. 333-174740 filed on June 6, 2011, Registration No. 333- 218540 filed on June 6, 2017 and Registration Statement No. 333-238986 filed on June 6, 2020). In accordance with Rule 457(p), such unutilized filing fee may be applied to the filing fee payable pursuant to this Registration Statement.